EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended and restated, and the MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended and restated, of MIPS Technologies, Inc. of our reports dated September 12, 2007, with respect to the consolidated financial statements of MIPS Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of MIPS Technologies, Inc., filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Palo Alto, California
January 9, 2008